Exhibit 10.27

AMENDED AND RESTATED VALUE CREATION PLAN

OF

TOWER AUTOMOTIVE, LLC

This Amended and Restated Value Creation Plan (“Plan”) is maintained by Tower Automotive, LLC, a Delaware limited liability company (the “Company”), for the purpose of rewarding Participants, under certain circumstances as described in this Plan, for increasing the value of the Company and its Affiliates.

RECITALS

A. The Plan was adopted by Tower Automotive Management, LLC, Delaware limited liability company (“Tower Management”), as of January 1, 2008.

B. Tower Management assigned the Plan to the Company effective as of February 19, 2010 (the “Assignment”). As a result of the Assignment, the Company assumed Tower Management’s obligations under the Plan.

C. The Company has deemed it advisable and in the best interests of the Participants to amend the Plan to, among other things, change the thresholds applicable to the Value Creation Pool (as defined herein) to reflect changes in the value of the Company that have occurred since the establishment of the Plan.

D. The provisions of this Plan apply to all Participants, except where a specific provision of this Plan is contradicted by the terms of a national/local law or a collective bargaining agreement. In such a case, all other provisions of this Plan remain in full force and effect. The Plan document and Participation Agreements shall only be in English.

Section 1. Definitions.

(1) “Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise. For this purpose a “controlling interest” shall have the same meaning as provided under Treasury Regulation Section 1.414(c)-2(b)(2)(i), except that “at least 50%” shall be substituted for “at least 80%”.

(2) “Cause” has the meaning ascribed to that term in a Participant’s employment agreement with the Company or its Affiliate, if the Participant is a party to such an agreement (or the comparable agreement governing the terms of a Participant’s service to the Company or its Affiliate), and otherwise means: (i) commission of a felony by such Participant; (ii) acts of dishonesty by such Participant resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its Affiliates; (iii) appropriation (or attempted appropriation) by such Participant of any business opportunity of the Company or any of its

Affiliates, including, without limitation, attempting to secure or securing any personal profit or benefit in connection with any transaction entered into by or on behalf of the Company or any of its Affiliates; (iv) conduct by such Participant in connection with the Participant’s duties as an employee or service provider that is fraudulent or grossly negligent or that the Participant knew or reasonably should have known to be unlawful, provided that any action taken by the Participant on the advice of the Company’s General Counsel (or his/her designee) shall not be treated as unlawful for purposes of this clause (iv); (v) personal conduct by such Participant (including but not limited to, employee harassment or discrimination, or the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or any of its Affiliates; or (vi) contravention by such Participant of a specific lawful direction of the Board of Managers or the Company’s Chief Executive Officer, failure by such Participant to adhere to any applicable policy or procedure of the Company or its applicable Affiliate of which the Participant has knowledge or which has been provided to the Participant in writing, or (vii) inattention to or failure to perform such Participant’s material duties for the Company or its Affiliate, or performance of such Participant’s material duties for the Company or its Affiliate that is sub-standard or unsatisfactory; provided, that, with respect to clauses (iv), (vi) and (vii) only, a Participant shall have thirty (30) days after notice from the Company, which notice shall set forth in reasonable detail a description of the deficiency determined to constitute Cause, to cure the deficiency leading to the Cause determination, if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

(3) “CIC Contract” has the meaning set forth in Section 6 of the Plan.

(4) “Common Units” has the meaning ascribed to such term in the LLC Agreement.

(5) “Company” means Tower Automotive, LLC, or any successor that by operation of law or contract assumes the Company’s obligations under the Plan.

(6) “Effective Date” means February 19, 2010.

(7) “Final Award” has the meaning set forth in Section 5 of the Plan.

(8) “Funding Event” shall mean the occurrence of either (i) the conversion of the Company into a corporation (the “IPO Entity”) and consummation of an offering of its shares in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (“IPO”) or (ii) a Liquidation Event.

(9) “HoldCo” means any entity to which the Shareholders contribute their Common Units and Preferred Units in connection with an IPO.

(10) “Initial IPO Anniversary Date” means the later to occur of (i) nine-months after the date of the IPO and (ii) March 15 of the first calendar year following the calendar year in which the IPO occurs.

(11) “IPO” has the meaning set forth in the definition of Funding Event.

(12) “IPO Entity” has the meaning set forth in the definition of Funding Event.

(13) “Liquidation Event” shall have the meaning assigned to such term under the LLC Agreement; provided, however, that the contribution by the Shareholders of Common Units and Preferred Units to HoldCo in connection with an IPO shall not constitute a Liquidation Event.

(14) “LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 31, 2007, as amended from time to time.

(15) “Manager” means the Board of Managers of the Company or any duly authorized committee thereof.

(16) “Net Value Gained” means the net profit realized as a result of a Funding Event by the Shareholders in respect of their investment in Common Units. In the case of a Funding Event that is an IPO, Net Value Gained shall be determined by the Manager in good faith on the basis of the fair market value of the shares of IPO Entity stock attributable to the Common Units held by the Shareholders (calculating such fair market value on the basis of the initial public offering price of the IPO Entity stock in the IPO). In the case of a Funding Event that is a Liquidation Event, Net Value Gained means the net profit realized by the Shareholders in respect of their Common Units as a result of such Liquidation Event, as determined by the Manager in good faith on the basis of the Shareholders’ aggregate investment in Common Units. For the avoidance of doubt, no profit realized by the Shareholders in respect of any interest in the Company other than the Common Units shall be taken into account in the computation of Net Value Gained.

(17) “Participant” means a colleague who satisfies each of the requirements described in Section 2 of the Plan.

(18) “Payment Date” has the meaning set forth in Section 5 of the Plan.

(19) “Percentage” has the meaning set forth in Section 4 of the Plan.

(20) “Person” means a person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity; a Person, together with that Person’s affiliates and associates (as those terms are defined in Rule 12b-2 under the Exchange Act), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company or an Affiliate with such Person, shall be deemed a single “Person.”

(21) “Presumptive Award” has the meaning set forth in Section 5 of the Plan.

(22) “Shareholder Liquidation Event” means, following the occurrence of an IPO, the consummation by the Shareholders or HoldCo of the direct or indirect sale, transfer or other disposition (in one or more transactions) of shares of common stock of the IPO Entity resulting in proceeds which, together with the proceeds of all direct and indirect prior sales, transfers and dispositions of shares of common stock by the Shareholders and/or HoldCo, are equal to the full amount of the Shareholders’ investment in Preferred Units (as defined in the LLC Agreement) plus an amount accruing at the rate of 10% per year on the amount of such investment through the date of consummation of such sale, transfer or other disposition, as determined by the Manager in good faith.

(23) “Shareholders” means the holders of the Common Units and the Preferred Units (as such terms are defined in the LLC Agreement) as of the date hereof.

(24) “Value Creation Pool” means the pool available for distribution to Participants in accordance with the terms of Section 3 of the Plan. The amount of the Value Creation Pool available for distribution shall be determined in accordance with Section 3 of the Plan.

Section 2. Eligibility and Participation

A colleague will become a Participant in the Plan only if each of the following has been satisfied:

(1) The colleague is classified by the Company or an Affiliate as a full time employee. Colleagues who are classified by the Company or an Affiliate as other than full time employees are not eligible for the Plan;

(2) The colleague has been designated for participation by the Company. Colleagues who have not been specifically identified for Plan participation are not eligible for the Plan; and

(3) The colleague, within 30 days of having been notified of his or her eligibility for participation in the Plan (or within such other period as the Company, in its discretion, may prescribe) has executed a Participation Agreement pursuant to which the colleague agrees to be bound by all of the terms and conditions of the Plan and which contains the colleague’s written agreement (a) to the employment contract modifications or change in control treatment as set forth in Section 6 of the Plan, (b) that, for Participants, the Plan replaces all long-term incentive plans and arrangements, if any, of the Company, (c) that the Plan document and the Participation Agreement will be written in English, (d) that the Company may interpret, modify, amend or terminate the Plan at any time, and (e) to such other matters as the Company may determine.

Section 3. Establishment of Value Creation Pool

The Value Creation Pool shall be created upon the occurrence of a Funding Event. The Value Creation Pool consists of a pool in an amount based on the Net Value Gained as a result of such Funding Event, determined as set forth in this Section 3, which is available for distribution to Participants in connection with a subsequent Payment Date.

The amount of the Value Creation Pool available for distribution to Participants following the occurrence of a Funding Event shall be determined as follows:

— The Value Creation Pool shall be an amount equal to 3.75% of Net Value Gained if Net Value Gained is less than $1 billion.

— The Value Creation Pool shall be an amount equal to 4.00% of Net Value Gained if Net Value Gained is $1 billion or more but less than $1.2 billion.

— The Value Creation Pool shall be an amount equal to 4.2% of Net Value Gained if Net Value Gained is $1.2 billion or more.

When it becomes distributable pursuant to the Plan, the Value Creation Pool shall be distributed to Participants in accordance with each Participant’s Percentage; provided such Participant is in compliance with the terms of the Plan.

Section 4. Participant Percentage of the Value Creation Pool

At the time that a colleague is designated for participation in the Plan, the colleague will be assigned a “percentage” of the Value Creation Pool (the “Percentage”), e.g., 1% of the Value Creation Pool. The assignment of a “Percentage” is made at the sole discretion of the Company, and the “Percentage” may vary from Participant to Participant.

Section 5. Distributions Following Payment Date

If a Funding Event occurs and the Net Value Gained is such that there is an amount available to create the Value Creation Pool, then, upon the occurrence of a Payment Date following the Funding Event, each Participant shall receive a cash payment as described below, determined in accordance with the provisions of the Plan, less applicable withholdings for taxes, social/national insurance and other customary reductions. Notwithstanding the foregoing, in the event the Funding Event is a Liquidation Event, the Company specifically reserves the right to make payment under the Plan in a form other than cash in the event the Funding Event giving rise to the payment results in the distribution of non-cash consideration to the Shareholders.

The Value Creation Pool shall be paid out as follows (the date on which payment is made is referred to as a “Payment Date”):

•	In the case of a Funding Event that is an IPO, the Final Award shall be paid out on or within thirty (30) days after the occurrence of a Shareholder Liquidation Event; and

•	In the case of a Funding Event that is a Liquidation Event, the Final Award shall be paid on or within thirty (30) days after the occurrence of such Liquidation Event.

Awards under the Plan are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. In no event may a Participant designate the calendar year of payment.

The presumptive award for each Participant shall equal the product obtained by multiplying the Participant’s Percentage by the amount of the Value Creation Pool that is available for distribution on such Payment Date, if any (the “Presumptive Award”).

The Company shall determine a Participant’s final award for payment on a Payment Date by taking into account the Participant’s Presumptive Award and other factors considered relevant by the Company, in its sole discretion (the “Final Award”). No Participant has a right to a Final Award unless and until declared by the Company.

In order to receive a payout under the Plan, a Participant must remain continuously employed from the date on which the Participant’s participation in the Plan commences through the date of the Funding Event, and from the date of the Funding Event through the applicable Payment Date. However, in certain cases, Participants who are terminated by the Company or its Affiliate other than for Cause prior to a Payment Date shall also be eligible to receive a payout under the Plan, as described below:

•

In the case of a Funding Event that is a Liquidation Event, Participants who are terminated by the Company or its Affiliate other than for Cause shall be entitled to a payout on the Payment Date corresponding to such Liquidation Event equal to the payout made to other Participants with the same or similar “percentages” if the Payment Date occurs on or before March 15 of the calendar year following the year of the Participant’s termination of employment; and

•	In the case of a Funding Event that is an IPO:

•

Participants who are terminated by the Company or its Affiliate other than for Cause prior to a Shareholder Liquidation Event shall be entitled to a payout on the Payment Date equal to the payout made to other Participants with the same or similar “percentages” if both a Shareholder Liquidation Event and such Payment Date occur on or before March 15 of the calendar year following the year of the Participant’s termination of employment; and

•

Participants who are terminated by the Company or its Affiliate other than for Cause after a Shareholder Liquidation Event but before the corresponding Payment Date shall be entitled to a payout on the earlier to occur of (i) such Payment Date and (ii) March 15 of the calendar year following the year of the Participant’s termination of employment, and such payout shall be equal to the payout that will be made to other Participants with the same or similar “percentages” on such Payment Date.

Section 6. Certain Required Contractual Modifications

An otherwise eligible colleague who has been notified of his or her eligibility for participation in the Plan shall become a Participant only if the colleague voluntarily agrees, in the form and manner specified by the Company, to modify or eliminate certain employment contracts (or employment contract provisions) or the terms of the colleague’s participation in certain employment-based programs, as follows:

(1)	For any colleague who is covered under a bonus plan or program other than the 2008 Bonus Plan, the colleague agrees to convert to the 2008 Bonus Plan, or its successor.

(2)	For any colleague who is covered under an employment contract, the colleague agrees that the provisions (whether express or implied) of any such contract will automatically be amended to eliminate any provisions that conflict or are otherwise inconsistent with the provisions of this Plan.

(3)	For any colleague who is covered under a change in control or similar contract (a “CIC Contract”), such colleague agrees that (a) he or she cannot receive benefits both under the CIC Contract and under this Plan, (b) if he or she becomes entitled for benefits under the CIC Contract prior to the occurrence of a Payment Date under this Plan, his or her participation under this Plan will terminate and he or she will not be eligible for any benefits under this Plan, and (c) if a Payment Date under this Plan occurs prior to his or her becoming entitled for benefits under the CIC Contract, he or she understands and agrees, effective immediately prior to such Payment Date, to give up any and all rights or benefits under the CIC Contract, and the CIC Contract shall be terminated at that time.

The colleague, by executing the Participation Agreement, also agrees to take such actions or execute such additional documents as the Company may request in order to implement the requirements of paragraphs (1), (2) and (3) above.

A colleague, even if otherwise eligible and notified of his or her eligibility for participation in the Plan, will not become a Participant (or will not remain a Participant) unless the requirements of paragraphs (1), (2) and (3) above are satisfied.

Section 7. No Rights to an Accounting

No Person will, because of participation in this Plan, acquire any right to an accounting or to examine the financial records or affairs of the Company.

Section 8. Acceptable Performance

In addition to all other applicable requirements for receiving a distribution under the Plan, the Company reserves the right to require a Participant to be performing at a level that is deemed to be acceptable (i.e., not undergoing performance or disciplinary counseling, or who has committed a breach of his or her employment contract) in order to receive a distribution.

Section 9. Approved Leaves of Absence or Layoff

If a Participant whose employment has not terminated is not actively employed on the date of the Payment Date due to an Approved Leave of Absence or Layoff, and if the Participant otherwise would have been eligible to receive a distribution resulting from a Payment Date, the Participant will receive such payment only if and when he or she returns to active employment status.

Section 10. Termination of Employment

Except as set forth in Section 5 with respect to a termination by the Company or an Affiliate without Cause, a Participant will not be eligible to receive a Plan distribution if his or her employment terminates for any reason prior to the Payment Date (including without limitation death, disability, resignation or retirement), unless otherwise contradicted by the terms of a national/local law or a collective bargaining agreement. The Company reserves the right, in its sole discretion, however, to pay all or a portion of the amount that would otherwise have been the Participant’s share of the Value Creation Pool in the event that the Participant otherwise eligible to receive a payout under the Plan dies before the receipt of the Plan payout. Any amount paid after the date of death shall be paid to the Participant’s legal representative.

Section 11. Assignment

No funds, assets, or other property of the Company, and no obligation or liability of the Company under this Plan, shall be subject to any claim of any Participant, nor will any Participant have any right or power to pledge, encumber, or assign a right to a cash payment under the Plan.

Section 12. Impact on Other Benefits

Any distributions made pursuant to this Plan will not be considered in calculating a Participant’s eligibility for (or the amount of) any other compensation or benefits, including, without limitation, bonuses, disability, life insurance, retirement benefits or contributions, severance or any other benefit or coverage.

Section 13. Amendment, Termination, Administration and Exercise of Discretionary Authority

The Company reserves the right, in its sole discretion, to terminate and/or change all or any portion of the Plan at any time. Without in any way limiting the foregoing, the Company specifically reserves the right to adjust the manner in which the Value Creation Pool is determined, or to adjust (including to decrease) a Participant’s Percentage to reflect the impact of acquisitions, mergers or similar transactions that do not constitute Funding Events but that change the value or other relevant characteristics of the Company and its Affiliates, or for any other reason. No Participant has a right to participate (or to continue to participate) in the Plan at a particular “percentage”.

The Manager shall determine whether or not a Funding Event has occurred and if a Funding Event has occurred, the Net Value Gained as a result of such Funding Event. Any such determination shall be final and binding on all Participants.

The Senior Vice President of Human Resources or the President & CEO of the Company (“Authorized Representatives”) shall be the only persons with the authority to enter into a written agreement with any Participant or any other Person concerning an award under this Plan, or to make any representation or warranty with respect to any award under this Plan. Oral agreements, representations, warranties or other statements will not be recognized for purposes of the Plan.

The Authorized Representatives will have the discretionary authority to interpret, construe, make exceptions to, or resolve any conflict or dispute as to the administration and/or interpretation of this Plan. Any such determination shall be final and binding on all Participants.

Day-to-day administration of the Plan shall be vested with the Vice President of Global Compensation and Benefits of the Company, acting pursuant to the guidelines, interpretation and other rules and regulations established by the Authorized Representatives. The Vice President of Global Compensation and Benefits of the Company shall have the authority to adopt administrative procedures in connection with the Plan with respect to areas and functions not expressly assigned to other persons or representatives, and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the guidelines, interpretations and other rules and regulations established by the Authorized Representatives and consistent with the overall purposes of the Plan.

Nothing in this Plan document or any other communication, verbal or written, may be interpreted as a guarantee of any bonus or other payment whatsoever to any Person.

The Plan is reviewed periodically by the Company and revisions may occur in order to support current business plans.

The Plan shall automatically terminate on the date on which the Shareholders cease to have an ownership interest in the Company or any Affiliate; provided that amounts awarded under the Plan with respect to the Payment Date that causes the Shareholders to cease to have an ownership interest in the Company or any Affiliate will continue to be paid in accordance with the Plan terms.

Section 14. “At Will” Provision

This Plan does not constitute a contract of employment and cannot be relied upon as such. Except as required by law, employment with the Company is and remains “at will.”

Section 15. Tax Related Liabilities

Except as otherwise required under applicable law, Participants are responsible for determining the tax consequences of Plan payments and arranging for appropriate withholding. The Company will not be responsible for and will be held harmless from liability for payments, interest, penalties, costs or expenses incurred as a result of not arranging for sufficient withholding or deductions from Plan payments.

Section 16. Waiver of Jury Trial

By accepting participation under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting participation under the Plan, each Participant certifies that no officer, representative or attorney of the Company or any Affiliate has represented, expressly or otherwise, that the Company or any such Affiliate would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

Section 17. Governing Law

All questions arising with respect to the provisions of the Plan and any awards under the Plan shall be determined by application of the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof.